Exhibit 99.1

Eco Innovation Signs Exclusive License Agreement for PoolCooled™ Climate Control Technology Solution

VAN NUYS, CA, June 8, 2021, – Eco Innovation Group, Inc. (OTC: ECOX) ("ECOX" or the "Company"), an innovative company aggregating investments in new technologies that promote environmental and social well-being and the advancement of green energy solutions, is excited to announce the signing of an exclusive License Agreement (the “Agreement”) with Lance Nist, inventor of PoolCooled™ Tech (“PoolCooled™”), a revolutionary climate control solution that leverages proprietary technology to cool a home or building by taking cool water from an existing swimming pool and looping it through the existing air conditioning system to boost efficiency on a per-unit power consumption basis.

The Agreement grants the Company exclusive rights to commercialize PoolCooled™.

“ECOX has reached a series of milestones throughout 2020 and 2021, and this exclusive license to bring PoolCooled™ to market is another significant step forward,” stated Julia Otey-Raudes, CEO of ECOX. “The license allows us to kickstart the next phase as we push toward the anticipated launch of this cost-saving renewable energy technology solution available for installation and use any time, in any weather, in any part of the country.”

According to the Association of Pool & Spa Professionals, there are over 10.7 million swimming pools in the United States alone.

Otey-Raudes added, “The market potential for PoolCooled™ is enormous. The amount of heat-sinking potential being lost across millions of swimming pools every day is a game-changer once efficiently harnessed because it offers the potential to simultaneously reduce both the costs and carbon footprint for any pool-adjacent structure with AC needs.”

As previously reported by the Company, an initial efficiency test was performed under controlled conditions by Mr. Nist. The test compared the power usage involved in cleaning a swimming pool and cooling a home equipped with a three-ton central AC system, where the pool was immediately adjacent to the home. The test showed that, over a specified period, the separate tasks of operating the pool filtration system and the home AC system, independently and with traditional systems in place, required 4,300 watts of power. By comparison, both tasks were accomplished equally well by the PoolCooled™ system, which consumed only 1,100 watts of power over the same time period.

This represents an approximate savings of 65-75% in total energy usage and costs.

According to Lance Nist, inventor, “I am thrilled to sign this exclusive agreement with ECOX, and I look forward to continuing our efforts to tap into the enormous energy and cost savings potential that PoolCooled™ aims to offer millions of homes and businesses, as well as hotel chains, amusement parks, and other establishments with swimming pools and the drive to reduce costs and carbon emissions.”

Now that the Agreement has been signed by all parties, ECOX will begin aggressively pursuing the PoolCooled™ opportunity as part of its ongoing strategy to deliver carbon free energy solutions that can be deployed on a global scale.

About Eco Innovation Group

Eco Innovation Group was founded by Inventors and Business Professionals to help nurture and catalyze the most innovative and impactful products and services, and to deliver those innovations to the world, improving the quality of life in our communities and the world around us, while delivering value to our shareholders. At ECOX, we are dedicated to developing and commercializing successful products. But we will never lose sight of the fact that we exist, first and foremost, to help people and improve life on the planet we all share. We take our Social Responsibility Contract seriously in all our endeavors. It is not only what we do. It is who we are. For more information, visit www.ecoig.com.

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FORWARD-LOOKING STATEMENTS: This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for products and services of the company, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

Corporate Contact:
Eco Innovation Group, Inc.
Julia.Otey@ecoig.com
www.ecoig.com

Public Relations:
EDM Media, LLC
https://edm.media